Exhibit 23

               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated February 6, 1996, which appears on page 45 of the 1995 Annual Report to Shareholders of Gannett Co., Inc., which is incorporated by reference in Gannett Co., Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 8 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Prospectus.


/s/ PRICE WATERHOUSE LLP
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PRICE WATERHOUSE LLP

Washington, D.C.
May 17, 1996